Exhibit 99.1

Financial Report

October – December 2012

Sales:	$2,052 million
EPS:	$1.45
Cash Flow:	$241 million

(Stockholm, Jan. 31, 2013) – For the three-month period ended December 31, 2012, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – reported an operating margin, excluding costs for capacity alignments and antitrust investigations, of 9.4% compared to our guidance of “around 9%”. On the same basis, operating income amounted to $193 million.

Consolidated sales hit a new fourth quarter record of $2,052 million and organic sales grew by 1.5%, in line with our guidance. Operating income amounted to $174 million with an operating margin of 8.5%, which includes costs for the antitrust investigations and capacity alignments totaling $19 million. Income before taxes amounted to $170 million, net income to $140 million and earnings per share assuming dilution to $1.45.

Cash flow from operations amounted to $241 million and to $141 million before financing.

For the first quarter of 2013, we expect consolidated sales to decline by 4%, due to a similar decline in organic sales resulting from the depressed light vehicle production in Western Europe, while the indication for the full year is a consolidated sales increase of 2-4%, primarily due to a 1-3% increase in organic sales. An operating margin of around 8% is expected for the first quarter, while the indication for the full year is a margin of around 9%. Both margin forecasts are excluding costs for capacity alignments and antitrust investigations. Capacity alignment costs for 2013 are expected to reach at least $25 million but not to exceed $50 million.

An earnings conference call will be held at 2:30 p.m. (CET) today, January 31. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q4 – Report 2012

Market Overview

During the quarter October-December 2012, global light vehicle production (LVP) is estimated by IHS to have increased by 2.5% compared to the same quarter in 2011.

In Europe, where Autoliv generates nearly 30% of its sales, LVP is estimated to have decreased by 7% compared to the fourth quarter of 2011. In Western Europe, the decrease was nearly 11%, which was 3 percentage points (pp) less than IHS expected in October 2012. In Eastern Europe, LVP was flat, which was 4 pp better than IHS’s forecast.

In the Americas, which accounts for approximately 35% of Autoliv’s sales, LVP increased by 11%. The increase in North America was 10%, which was twice as much as IHS expected in October. The Asian and European vehicle manufacturers increased their North American LVP by 14% and Ford, GM and Chrysler (“The Detroit 3” or “D3”) increased their North American LVP by 8%.

In China, which accounts for almost 15% of Autoliv’s sales, LVP grew by 4%, which was 2 pp less than expected.

In Japan, which accounts for approximately 10% of Autoliv’s sales, LVP declined by 14% as IHS expected.

In the Rest of Asia (RoA), which accounts for approximately 10% of Autoliv’s sales, LVP rebounded from the effects of the flooding in Thailand at the end of 2011 and increased by 28%. This was 10 pp higher than IHS’s forecast due to strong LVP in Thailand and Indonesia. However, in the important South Korean market where vehicles generally have more safety systems than in the other markets in the region, LVP declined by 1%.

Consolidated Sales

Consolidated sales slightly increased to $2,052 million from $2,045 million in the same quarter of 2011. Excluding negative currency effects of almost 1% and the effect of a small divestiture, organic sales (non-U.S. GAAP measure, see enclosed reconciliation table) increased by 1.5% compared to an expected increase at the beginning of the quarter in the range of 0-2%.

Autoliv’s organic sales were mainly driven by the North American LVP growth, as well as by vehicle launches and the LVP rebound from the flooding in Thailand. Sales were also driven by our continued strong performance in China and rapidly growing sales for active safety systems, especially radar systems for Mercedes and GM.

Sales by Product

Sales of airbag products (including steering wheels and passive safety electronics) decreased by 1% to $1,330 million. The entire decline was due to negative currency effects, resulting in a flat organic sales. Sales were favourably affected by higher volumes of steering wheels, knee airbags and pedestrian protection airbags. These favorable effects were fully offset by lower sales of airbag electronics and inflators as well as by lower sales of side curtain airbags due to the decline of LVP in Western Europe and Japan.

Sales of seatbelt products declined by 1% to $658 million, due to negative currency effects of 1% and a 1% divestiture effect. Hence, organic sales grew by 1%. Sales were negatively affected by the sharp LVP decline in Western

Europe, where vehicles generally have more advanced (and therefore more expensive) seatbelts. Sales continued to be strong in North America, the Rest of Asia region and China. Additionally, the global trend towards more advanced and higher value-added seatbelt systems continued.

Sales of active safety products (automotive radars, night vision systems and cameras with driver assist systems) increased by 44% to $64 million and organically by 45% compared to the fourth quarter in 2011. This increase was mainly due to new radar business for Mercedes’ A-, B- and M-classes and Cadillac’s SRX and XTS models. The increase was also due to new camera business with several BMW models.

Sales by Region

Sales from Autoliv’s European companies decreased by 12% to $630 million. Excluding negative currency and divestiture effects totaling 4%, organic sales declined by 8%. This was due to the 11% decline in Western European LVP. This negative effect was partially offset by the launches of the new Renault Clio and the new Peugeot 208, as well as by continued strong demand from BMW and Land Rover. Sales of active safety systems also continued to grow.

Sales from Autoliv’s companies in the Americas increased by 14% to $715 million. Organic sales also increased by 14%, which was 3 pp more than the increase in the region’s LVP. Sales were driven by production increases of the Ford F-series and Focus, and the launch of the new Ford Fusion, as well as by strong sales of active safety systems, especially from Mercedes (for the M-Class).

Sales from Autoliv’s companies in China increased by 8% to $298 million, including favorable currency effects of 2%. Organic sales growth of 6% was driven by the 4% increase in Chinese LVP and by Autoliv’s strong performance due to the Company’s long-term investments in China. Sales were driven by vehicle models such as Great Wall’s Haval H6 and M4; Audi’s A6 and Ford’s Focus. Sales continued to be negatively impacted by the sales drop in China of Japanese vehicles due to the territorial dispute between the two countries.

Sales from Autoliv’s companies in Japan declined by 17% to $180 million, including negative currency effects of 4%. The organic sales decline of 13% was due to the 14% decline in Japanese LVP, partially offset by the launches of Toyota’s Aqua/Prius c, and Honda’s N-Box.

Sales from Autoliv’s companies in the Rest of Asia (RoA) increased by 11% to $229 million. Excluding positive currency effects of 3%, sales grew by 8% and were driven mainly by recent vehicle launches in Thailand but also by the LVP rebound from the flooding there. Important vehicle launches for Autoliv included Isuzu’s D-Max, the new Mitsubishi Mirage and the Chevrolet Colorado. This favorable effect was partially offset by the reduction in the South Korean LVP that also included a negative model mix.

Q4 – Report 2012

Earnings

For the fourth quarter 2012, gross profit amounted to $395 million and gross margin to 19.3% compared to $429 million and 21.0%, respectively, for the same quarter of 2011. Of this decline, $30 million is due to the sharp drop in, primarily, Western European LVP and investments in vertical integration and growth. It also is due to operational inefficiencies of $15 million related to capacity alignment actions. These negative effects were partially offset by lower commodity costs of $7 million and our organic growth.

Operating income declined by $50 million to $174 million. In addition to the $34 million decline in gross profit, operating income was reduced by $17 million due to higher other operating expense, net, of which $12 million was related to higher costs for capacity alignments and the antitrust investigations. Operating margin declined to 8.5% from 11.0% in the fourth quarter 2011. Capacity alignment accruals of $18 million and the antitrust investigation costs of $1 million reduced operating margin by 0.9 pp in the fourth quarter of 2012, compared to 0.3 pp in the same quarter 2011. Therefore, operating margin excluding these costs was 9.4%, compared to our guidance at the beginning of the quarter of “around 9%” (non-U.S. GAAP measures, see enclosed reconciliation table).

Income before taxes declined by $41 million to $170 million. This decline was $9 million less than the decline in operating income, mainly due to $5 million lower interest expense, net. Additionally, earnings in affiliates improved and Other financial items swung from a negative of $1 million last year to an income of the same magnitude in 2012.

Net income attributable to controlling interest amounted to $139 million compared to $159 million in the fourth quarter of 2011. The effective tax rate was 17.6% compared to 24.3% in the same quarter of 2011. Discrete tax items, net and a favorable catch-up effect reduced the effective tax rate by 10.4 pp, principally due to a reversal of a valuation allowance and a lower underlying effective tax rate. In the fourth quarter of 2011, discrete tax items net had a favorable impact of 2.7 pp.

Earnings per share (EPS) assuming dilution declined by $0.25 to $1.45. In addition to the lower underlying operating profit, earnings per share was negatively affected by 7 cents due to capacity alignment and antitrust investigation costs and by 4 cents due to more shares outstanding. These negative effects were partially offset by 12 cents due to the lower effective tax rate. The weighted average number of shares outstanding, assuming dilution, increased to 95.8 million from 93.3 million during the same quarter in 2011.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $241 million compared to $293 million in the same quarter of 2011 which was the second highest cash flow ever for a fourth quarter.

Cash flow before financing (non-U.S. GAAP measures, see enclosed reconciliation table) amounted to $141 million compared to $178 million during the same quarter of 2011. Capital expenditures, net of $99 million were $30 million more than depreciation and amortization expense in the quarter and $1 million less than capital expenditures during the fourth quarter of 2011.

During the quarter, operating working capital (non-U.S. GAAP measure, see enclosed reconciliation table) decreased to 7.0% of sales from 7.7% on September 30, 2012. The

Company has a policy that working capital in relation to last 12-month sales should not exceed 10%.

Account receivables decreased in relation to sales to 67 days outstanding from 73 days on September 30, 2012, but increased from 66 days outstanding on December 31, 2011. Days inventory outstanding decreased to 31 days from 32 days, both on September 30, 2012 and on December 31, 2011.

The Company’s net cash position (non-U.S. GAAP measure, see enclosed reconciliation table) increased by $96 million during the quarter to $361 million at December 31, 2012. The quarterly dividend payment reduced net cash by $48 million. Gross interest-bearing debt decreased by $23 million to $633 million.

During the quarter, total equity increased by $75 million to $3,776 million due to $140 million from net income, $8 million from common stock incentives and $4 million from favorable currency effects. These increases were partially offset by a $48 million accrual for the declared dividend which will be paid in the first quarter and a $30 million increase in pension liabilities. Total parent shareholders’ equity was $3,759 million corresponding to $39.36 per share.

Headcount

Total headcount (permanent employees and temporary personnel) increased by nearly 600 during the quarter and by 3,000 during the full year 2012 to nearly 51,000 on December 31, 2012. The increases were concentrated in low-cost countries (LCC), while total headcount in high-cost countries (HCC) was reduced by 400 during the quarter and by 500 during the year, despite the strong sales growth in the high-cost countries in North America.

Currently, 71% of total headcount are direct workers in manufacturing, 69% are in LCC and 18% are temporary personnel. A year ago, these ratios were 71%, 66% and 20%, respectively.

Launches in the 4th Quarter:

•	Chevrolet’s new Onix: Passenger airbag and safety electronics.

•	Land Rover’s new Range Rover: Passenger airbag, side airbags, safety electronics, active seatbelts with pre-pretensioners and seatbelts with pretensioners.

•	Nissan’s new Pathfinder: Passenger airbag, side airbags and inflatable curtains.

•	Seat’s new Leon: Seatbelts.

•	Skoda’s new Rapid: Seatbelts with pretensioners.

•	Subaru’s new Forester: Side airbags.

•	Toytota’s new Crown: Passenger airbag and seatbelts with pretensioners.

•	Toyota’s new RAV4: Inflatable curtains.

Q4 – Report 2012

Market Overview Full Year 2012

During the 12-month period January – December 2012, global LVP is estimated to have increased by nearly 7%.

In Europe, LVP decreased by 5% with Western European LVP declining by 8%. In Eastern Europe, LVP increased by 1% from the 2011 level.

In the Americas, LVP rose by 13% primarily due to a 30% increase in the North American LVP by Asian and European vehicle manufacturers. Chrysler, Ford and GM increased their North American LVP by 8%.

In Japan, LVP rebounded from the effects of the tsunami and the earthquake in 2011 and rose by 20%.

LVP in China grew by 7% and by 12% in the Rest of Asia, despite a 2% LVP decline in South Korea.

Consolidated Sales

Consolidated sales amounted to $8,267 million compared to $8,232 million in 2011. Excluding negative currency effects of slightly more than 3% and the effect of a small divestiture, organic sales increased by 4%. This was 3 pp less than the increase in global LVP due to the 8% LVP decline in Western Europe coupled with the fact that the strongest increase in global LVP was in Japan, where Autoliv’s market share is lower than in Europe.

Sales of airbag products were virtually unchanged at $5,392 million. Excluding negative currency effects, organic sales grew by 3%, primarily driven by strong LVP in North America along with strong global sales of side curtain airbags, steering wheels and knee airbags.

Sales of seatbelt products declined by 1% to $2,657 million. Currency effects reduced sales by 4% and a divestiture by 1%. Organic sales growth of 4% was primarily due to strong seatbelt sales, both in Asia and North America, and the global trend towards more advanced and higher value-added seatbelts.

Sales of active safety products rose by 36% to $218 million and grew organically by 38%.

Sales from Autoliv’s European companies decreased by 15% to $2,645 million, including negative currency effects of 7% and the effect of a small divestiture. The organic sales decline of 7% was due to the 8% LVP decline in the important Western European market.

Sales from Autoliv’s companies in the Americas rose by 12% to $2,870 million, despite negative currency effects of 2%. The organic sales increase of 14% was slightly higher than the increase in LVP. Autoliv’s sales were driven by strong performance by Honda, Ford and Chrysler along with higher sales of active safety systems for Mercedes and GM.

Sales from Autoliv’s companies in China rose by nearly 12% to $1,098 million, including positive currency effects of slightly more than 2%. The organic growth of more than 9% was 2 pp higher than the increase in Chinese LVP, mainly due to recently launched models by Great Wall (the Haval H6), Ford (the Focus) and Audi (the A6).

Sales from Autoliv’s companies in Japan increased by 10% to $830 million. The organic sales increase was also 10%. This was 10 pp less than the increase in Japanese LVP, which reflects the fact that Autoliv had relatively lower sales to the vehicle models whose production rebounded the most. It also reflects delays in model shifts of a few important vehicles.

Sales from Autoliv’s companies in the RoA declined by 1% to $824 million due to negative currency effects of 3% and a small divestiture in 2011. The organic sales increase of 3% was 10 pp less than the growth in LVP. This was primarily due to lower LVP in South Korea coupled with a negative vehicle model mix for Autoliv.

Earnings

Gross profit declined by $82 million to $1,646 million, primarily due to negative currency translation effects of $47 million. Gross margin declined to 19.9% from 21.0% mainly due to the depressed Western European market.

Operating income declined by $184 million to $705 million and operating margin by 2.3 pp to 8.5%, primarily due to $79 million higher costs for capacity alignments and antitrust investigations. Excluding these costs, operating margin was 9.7% compared to 11.0% for 2011 (non-U.S. GAAP measures, see enclosed table). This decline was due to the 1.1 pp decline in gross margin and a $14 million higher R,D&E expense, net that reduced this margin by 0.2 pp.

Income before taxes decreased by $160 million to $669 million. This was $24 million less than the decline in operating income, primarily due to $19 million lower interest expense, net and by a debt extinguishment cost of $6 million in 2011.

Net income attributable to controlling interest amounted to $483 million compared to $623 million in 2011. Income tax expense was $183 million, including discrete tax items, net of $4 million that reduced the rate by 0.6 pp. The effective tax rate was 27.4% compared to 24.3% for 2011, when discrete tax items reduced the rate by 3.0 pp.

Earnings per share amounted to $5.08 assuming dilution compared to $6.65 for 2011. In addition to the lower underlying operating profit, earnings per share was reduced by 60 cents due to higher costs for the capacity alignments and antitrust investigations, by 22 cents due to the higher effective tax rate, by 13 cents due to negative currency translation effects and by 8 cents due to more shares outstanding, partially offset by 18 cents from lower financial expense, net. The average number of shares outstanding increased by 1% to 95.1 million.

Cash Flow and Balance Sheet

Operations generated $689 million in cash and $330 million before financing compared to $758 million and $386 million, respectively, during 2011. Capital expenditures, net amounted to $360 million and depreciation and amortization to $273 million compared to $357 million and $268 million, respectively, in 2011.

Autoliv’s net cash position increased by $269 million, partially due to the receipt of $106 million from the settlement of the equity unit purchase contracts.

Total equity increased by $427 million mainly due to $486 million from net income, $106 million from the settlement of the purchase contracts related to the equity units, $28 million from positive currency effects and $21 million from common stock incentives. These favorable effects were partially offset by dividends of $186 million and a $26 million increase in pension liabilities.

Q4 – Report 2012

Outlook

During the first quarter of 2013, LVP in the important Western European market is expected to decline sharply year-over-year to levels not seen since the financial crisis in 2008-2009. As a result, Autoliv’s organic sales are expected to decline by 4% in the first quarter of 2013 compared to the same quarter of 2012. This forecast is based on our call-offs from customers. Provided that mid-January exchange rates prevail, a small positive currency effect will offset a negative effect from a small divestiture in 2012. Consequently, consolidated sales are expected to decline in line with organic sales of 4% compared to the first quarter of 2012. An operating margin of around 8% is expected for the first quarter, excluding costs for capacity alignments and the antitrust investigations.

For the full year 2013, our indication for organic sales growth is in the range of 1% to 3% and an operating margin of around 9%, excluding costs for capacity alignments and antitrust investigations. Currencies will have a positive effect of 1% on consolidated sales provided mid-January exchange rates prevail. Consequently, consolidated sales growth is expected to be in the range of 2-4%.

As earlier indicated, our capacity alignment program will be expanded into 2013 and we now expect these costs to reach at least $25 million but not to exceed $50 million for 2013.

The projected effective tax rate for the full year 2013, excluding discrete items, is expected to be around 27%.

Operations are expected to continue to generate a strong cash flow in the magnitude of $0.7 billion during 2013, while capital expenditures are expected to increase only marginally from the $360 million level recorded in 2012.

Other Significant Events

•

This report includes the effect of the divestiture in June 2012 of the non-core business of Autoliv Mekan AB. The full-year report has also been affected by the divestiture of Klippan Ltd in the second quarter 2011.

•

To meet growing demand for airbag gas generants, Autoliv’s American propellant plant in Promontory, Utah, will undergo a $13 million expansion. This will add 20% more capacity to Autoliv’s existing global gas generant production capabilities.

•

To keep pace with market growth for initiators and micro gas generators (for airbag and seatbelts), Autoliv’s Tremonton, Utah, plant for these products will undergo a $5 million expansion. This will add 10% more capacity during 2013 for initiators and micro gas generators.

•

To meet Autoliv’s strong order intake in Asia, the Company has opened a new seatbelt plant in Cibitung near Jakarta, Indonesia. This will enable Autoliv to double its sales in Indonesia from $12 million in 2011 to $25 million by 2015 in already booked business, and to grow sales to $50 million when the plant is fully utilized.

•

BMW and Autoliv have jointly developed a “Dynamic Spot Light” that accurately illuminates pedestrians and animals on the road side without blinding oncoming traffic. The new system uses the heat-emission sensor in Autoliv’s Night Vision system to detect a pedestrian or an animal and then to switch on a LED spot light that is directed towards the pedestrian or the animal. Each system in a vehicle has two LED spot lights that act independently of each other and on both sides of the road.

•

Autoliv has developed a “Bag-in-Belt” which is a seatbelt containing an airbag that inflates over the occupant’s chest to better distribute the crash load, thereby reducing the risk for rib fractures in violent frontal collisions. The product will be introduced on the new Mercedes S-Class.

•	The antitrust investigations are ongoing. On November 6, 2012, the Korean Fair Trade Commission visited a facility of the Company’s South Korean subsidiary to gather information.

•

Recently, Euro NCAP published its safety rating for 36 new vehicles available in the European market and gave eight vehicles its highest score, 5 stars. In those 5-star rated vehicles, almost two thirds of the safety products were produced by Autoliv.

•

Günter Brenner, President of Autoliv Europe, has given notice of his intention to leave his position later in the spring to assume a position with another company. Franck Roussel will be interim President of Autoliv Europe. Mr. Roussel is Vice President Operations of Autoliv Asia. He joined Autoliv in 1994 and has held several leadership positions such as Plant Manager for Autoliv Turkey and Managing Director for Autoliv Steering Wheels and Inflators, both in China. He is an engineering graduate of C.E.S.T.I. (Institut Supérieur de Mécanique de Paris) within the mechanical and industrial engineering disciplines.

Dividend

As previously announced, the Company has declared a dividend to shareholders of 50 cents per share for the first quarter 2013.

This dividend will be payable on Thursday, March 7, 2013 to Autoliv shareholders of record on the close of business on Thursday, February 21.

The ex-date when the shares will trade without the right to the dividend will be Tuesday, February 19.

Annual Meeting

The Board of Directors set Tuesday May 7, 2013 as the date for the Annual General Meeting of Stockholders to be held in Chicago, IL, USA.

Only stockholders of record at the close of business on March 11, 2013 will be entitled to be present and vote at the Meeting.

Notice of the General Meeting will be mailed to the holders of record in the last week of March 2013.

Next Report

Autoliv intends to publish the quarterly report for the first quarter 2013 on Friday, April 26, 2013.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report to stockholders, Form 10-K annual report, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com

Q4 – Report 2012

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, such as, without limitation, changes in and the successful execution of our restructuring and cost reduction initiatives discussed herein and the market reaction thereto, changes in general industry and market conditions, increased competition, higher raw material, fuel and energy costs, changes in consumer and customer preferences for end products, customer losses, customer bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation in currencies or interest rates, fluctuation in vehicle production schedules for which the Company is a supplier, component shortages, market acceptance of our new products, costs or difficulties related to the integration of any new or acquired businesses and technologies, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments or joint venture arrangements, pricing negotiations with customers, our ability to be awarded new business, increased costs, supply issues, product liability, warranty and recall claims and other litigation and customer reactions thereto, possible adverse results of pending or future litigation or infringement claims, negative impacts of governmental investigations and litigation relating to the conduct of our business, tax assessments by governmental authorities, dependence on key personnel, legislative or regulatory changes, political conditions, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Annual Report and Quarterly Report on Forms 10-K and 10-Q and any amendments thereto. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly or revise any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLR and we assume no obligation to update any such statements.

Report - Fourth quarter 2012

Key Ratios

	Quarter October - December		Full year	Full year
	2012	2011	2012	2011

Earnings per share, basic	$1.45	$1.78	$5.17	$6.99
Earnings per share, diluted1)	$1.45	$1.70	$5.08	$6.65
Total parent shareholders’ equity per share	$39.36	$37.33	$39.36	$37.33
Cash dividend paid per share	$0.50	$0.45	$1.89	$1.73
Operating working capital, $ in millions2)	579	514	579	514
Capital employed, $ in millions3)	3,415	3,257	3,415	3,257
Net (cash) debt, $ in millions2)	(361)	(92)	(361)	(92)

Gross margin, %4)	19.3	21.0	19.9	21.0
Operating margin, %5)	8.5	11.0	8.5	10.8

Return on total equity, %6)	15.0	19.2	13.6	19.6
Return on capital employed, %7)	20.7	27.4	21.3	27.5

Average no. of shares in millions1)	95.8	93.3	95.1	93.7
No. of shares at period-end in millions8)	95.5	89.3	95.5	89.3
No. of employees at period-end9)	41,747	38,500	41,747	38,500
Headcount at period-end10)	50,962	47,919	50,962	47,919
Days receivables outstanding11)	67	66	66	67
Days inventory outstanding12)	31	32	30	32

1) Assuming dilution and net of treasury shares. 2) Non-GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Net income relative to average total equity. 7) Operating income and equity in earnings of affiliates, relative to average capital employed. 8) Excluding dilution and net of treasury shares. 9) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 10) Includes temporary hourly personnel. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales.

Consolidated Statements of Net Income

(Dollars in millions, except per share data)

	Quarter October - December		Full year	Full year
	2012	2011	2012	2011
Net sales
Airbag products	$1,330.0	$1,336.2	$5,392.0	$5,392.8
Seatbelt products	657.6	663.9	2,656.5	2,679.4
Active safety products	64.3	44.6	218.2	160.2

Total net sales	2,051.9	2,044.7	8,266.7	8,232.4

Cost of sales	(1,656.5)	(1,615.6)	(6,620.5)	(6,504.5)

Gross profit	395.4	429.1	1,646.2	1,727.9

Selling, general & administrative expenses	(90.4)	(91.2)	(366.7)	(368.7)
Research, development & engineering expenses, net	(105.4)	(105.8)	(455.4)	(441.5)
Amortization of intangibles	(5.7)	(5.1)	(20.2)	(18.6)
Other income (expense), net	(19.6)	(2.9)	(98.5)	(9.9)

Operating income	174.3	224.1	705.4	889.2

Equity in earnings of affiliates, net of tax	2.8	1.6	8.1	6.8
Interest income	1.0	1.5	3.4	4.9
Interest expense	(9.1)	(14.9)	(41.7)	(62.0)
Loss on extinguishment of debt	—	—	—	(6.2)
Other financial items, net	1.0	(1.4)	(6.6)	(4.4)

Income before income taxes	170.0	210.9	668.6	828.3

Income taxes	(30.0)	(51.2)	(183.0)	(201.3)

Net income	$140.0	$159.7	$485.6	$627.0

Less; Net income attributable to non-controlling interest	1.3	1.2	2.5	3.6

Net income attributable to controlling interest	$138.7	$158.5	$483.1	$623.4

Earnings per share1)	$1.45	$1.70	$5.08	$6.65

1)	Assuming dilution and net of treasury shares.

Report - Fourth quarter 2012

Consolidated Balance Sheets

(Dollars in millions)

	December 31 2012	September 30 2012	June 30 2012	March 31 2012	December 31 2011
Assets
Cash & cash equivalents	$977.7	$908.2	$917.3	$732.0	$739.2
Receivables, net	1,509.3	1,577.4	1,570.0	1,660.8	1,457.8
Inventories, net	611.0	623.4	595.7	620.8	623.3
Other current assets	191.2	193.3	199.6	182.1	180.0

Total current assets	3,289.2	3,302.3	3,282.6	3,195.7	3,000.3

Property, plant & equipment, net	1,232.8	1,194.9	1,133.4	1,156.4	1,121.2
Investments and other non-current assets	341.3	293.0	281.9	289.4	279.6
Goodwill assets	1,610.8	1,610.3	1,604.1	1,611.5	1,607.0
Intangible assets, net	96.2	101.7	105.2	105.5	109.2

Total assets	$6,570.3	$6,502.2	$6,407.2	$6,358.5	$6,117.3

Liabilities and equity
Short-term debt	$69.8	$158.1	$171.3	$209.3	$302.8
Accounts payable	1,055.9	1,055.2	1,074.8	1,092.8	1,083.9
Other current liabilities	724.1	758.7	787.3	826.3	699.2

Total current liabilities	1,849.8	1,972.0	2,033.4	2,128.4	2,085.9

Long-term debt	562.9	497.4	472.9	468.7	363.5
Pension liability	255.4	199.5	195.7	198.2	193.1
Other non-current liabilities	126.1	131.7	124.3	125.9	125.8

Total non-current liabilities	944.4	828.6	792.9	792.8	682.4

Total parent shareholders’ equity	3,758.6	3,685.5	3,565.6	3,420.7	3,333.4
Non-controlling interest	17.5	16.1	15.3	16.6	15.6

Total equity	3,776.1	3,701.6	3,580.9	3,437.3	3,349.0

Total liabilities and equity	$6,570.3	$6,502.2	$6,407.2	$6,358.5	$6,117.3

Consolidated Statements of Cash Flows

(Dollars in millions)

	Quarter October - December		Full year	Full year
	2012	2011	2012	2011

Net income	$140.0	$159.7	$485.6	$627.0
Depreciation and amortization	69.2	70.4	273.2	268.3
Other, net	(3.6)	1.3	9.8	38.1
Changes in operating assets and liabilities	35.6	61.7	(80.1)	(175.2)

Net cash provided by operating activities	241.2	293.1	688.5	758.2

Capital expenditures, net	(99.1)	(100.4)	(360.4)	(357.0)
Acquisitions of businesses and other, net	(1.3)	(14.3)	2.2	(15.7)

Net cash used in investing activities	(100.4)	(114.7)	(358.2)	(372.7)

Net cash before financing1)	140.8	178.4	330.3	385.5

Net (decrease) increase in short-term debt	(93.2)	(13.1)	(119.8)	103.1
Issuance of long-term debt	66.0	—	98.5	47.1
Repayments and other changes in long-term debt	(0.5)	(5.4)	(9.4)	(219.7)
Dividends paid	(47.7)	(40.2)	(177.6)	(154.3)
Cash paid for extinguishment of debt	—	—	—	(6.3)
Common stock options exercised	0.8	0.8	12.9	12.9
Common stock issue, net	—	—	106.3	—
Dividend paid to non-controlling interests	—	—	(0.8)	(0.4)
Other, net	(0.4)	—	(1.4)	(5.3)
Effect of exchange rate changes on cash	3.7	(12.0)	(0.5)	(11.1)

Increase (decrease) in cash and cash equivalents	69.5	108.5	238.5	151.5

Cash and cash equivalents at period-start	908.2	630.7	739.2	587.7

Cash and cash equivalents at period-end	$977.7	$739.2	$977.7	$739.2

1)	Non-GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Report - Fourth quarter 2012

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	December 31 2012	September 30 2012	June 30 2012	March 31 2012	December 31 2011
Total current assets	$3,289.2	$3,302.3	$3,282.6	$3,195.7	$3,000.3
Total current liabilities	(1,849.8)	(1,972.0)	(2,033.4)	(2,128.4)	(2,085.9)

Working capital	1,439.4	1,330.3	1,249.2	1,067.3	914.4

Cash and cash equivalents	(977.7)	(908.2)	(917.3)	(732.0)	(739.2)
Short-term debt	69.8	158.1	171.3	209.3	302.8
Derivative asset and liability, current	0.0	4.6	6.0	1.6	(4.0)
Dividends payable	47.7	47.7	44.8	44.7	40.2

Operating working capital	$579.2	$632.5	$554.0	$590.9	$514.2

Net (Cash) Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt. By adjusting for DRD, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair values that are offset by DRD reported in other balance sheet captions.

	December 31 2012	September 30 2012	June 30 2012	March 31 2012	December 31 2011
Short-term debt	$69.8	$158.1	$171.3	$209.3	$302.8
Long-term debt	562.9	497.4	472.9	468.7	363.5

Total debt	632.7	655.5	644.2	678.0	666.3

Cash and cash equivalents	(977.7)	(908.2)	(917.3)	(732.0)	(739.2)
Debt-related derivatives	(15.8)	(12.1)	(10.1)	(12.9)	(19.1)

Net (cash) debt	$(360.8)	$(264.8)	$(283.2)	$(66.9)	$(92.0)

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliation below presents changes in “organic sales growth” as reconciled to the change in the total U.S. GAAP net sales.

Quarter October - December

	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	(8.3)	$(59.4)	13.5	$85.1	(13.3)	$(29.0)	6.0	$16.5	8.4	$17.4	1.5	$30.6
Currency effects	(2.4)	(17.5)	0.4	2.4	(4.1)	(8.9)	1.8	5.1	2.7	5.4	(0.7)	(13.5)
Acquisitions/divestitures	(1.4)	(9.9)	—	—	—	—	—	—	—	—	(0.4)	(9.9)

Reported change	(12.1)	$(86.8)	13.9	$87.5	(17.4)	$(37.9)	7.8	$21.6	11.1	$22.8	0.4	$7.2

Full year 2012

	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	(6.9)	$(214.6)	14.0	$357.7	9.7	$73.8	9.4	$92.8	2.6	$22.0	4.0	$331.7
Currency effects	(7.1)	(221.3)	(1.8)	(46.7)	(0.2)	(1.9)	2.4	22.9	(3.1)	(25.9)	(3.3)	(272.9)
Acquisitions/divestitures	(0.7)	(21.5)	—	—	—	—	—	—	(0.3)	(3.0)	(0.3)	(24.5)

Reported change	(14.7)	$(457.4)	12.2	$311.0	9.5	$71.9	11.8	$115.7	(0.8)	$(6.9)	0.4	$34.3

Report - Fourth quarter 2012

ITEMS AFFECTING COMPARABILITY

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter October - December 2012			Quarter October - December 2011
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$193.1	$(18.8)	$174.3	$231.0	$(6.9)	$224.1
Operating margin, %	9.4	(0.9)	8.5	11.3	(0.3)	11.0
Income before taxes	$188.8	$(18.8)	$170.0	$217.8	$(6.9)	$210.9
Net income	$153.0	$(13.0)	$140.0	$165.0	$(5.3)	$159.7
Return on capital employed, %	22.5	(1.8)	20.7	28.1	(0.7)	27.4
Return on total equity, %	16.1	(1.1)	15.0	19.8	(0.6)	19.2
Earnings per share, diluted2)	$1.58	$(0.13)	$1.45	$1.76	$(0.06)	$1.70

	Full year 2012			Full year 2011
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$803.1	$(97.7)	$705.4	$908.0	$(18.8)	$889.2
Operating margin, %	9.7	(1.2)	8.5	11.0	(0.2)	10.8
Income before taxes	$766.3	$(97.7)	$668.6	$847.1	$(18.8)	$828.3
Net income	$556.4	$(70.8)	$485.6	$641.2	$(14.2)	$627.0
Capital employed	$3,486	$(71)	$3,415	$3,271	$(14)	$3,257
Return on capital employed, %	23.9	(2.6)	21.3	28.0	(0.5)	27.5
Return on total equity, %	15.4	(1.8)	13.6	20.0	(0.4)	19.6
Earnings per share, diluted2)	$5.82	$(0.74)	$5.08	$6.80	$(0.15)	$6.65
Total parent shareholders’ equity per share	$40.10	$(0.74)	$39.36	$37.49	$(0.16)	$37.33

1)	Capacity alignment and antitrust investigations. 2) Assuming dilution and net of treasury shares.